UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 13, 2016

Date of Report (Date of earliest event reported)

KSIX MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52522	98-0550352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10624 S. Eastern Ave., Suite A-910 Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 701-8030

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On or about May 13, 2016, we entered into a Unit subscription agreement with Anthony P. Nuzzo Jr. (the “Nuzzo Subscription Agreement”). Each Unit was priced at $0.10 and contained: (a) one share of Common Stock restricted in accordance with Rule 144; and (b) two Warrants to purchase an additional share of Common Stock restricted in accordance with Rule 144 for $0.75 for a period of 18 months of the close of the offering. Pursuant to the Nuzzo Subscription Agreement, the Company offered Mr. Nuzzo a minimum of $180,000 (1,800,000 Units) and a maximum of $500,000 (5,000,000 Units). Mr. Nuzzo purchased the minimum offering of $180,000 on May 13, 2016 to open the offering. Mr. Nuzzo has a non-transferable and irrevocable option to purchase the remaining 3,200,000 Units or $320,000 in the aggregate for a period of 120 days dated from May 13, 2016 (the “Effective Period”). The offering will close either: 120 days from the initial purchase of the minimum offering (e.g. August 11, 2016); when the maximum offering is subscribed for during the Effective Period, or the date the Company receives written notice from Mr. Nuzzo that he chooses not to complete the maximum purchase amount in the offering. No stock certificates will be issued to Mr. Nuzzo until the close of the offering, and the initial proceeds of $180,000 (or 1,800,000 Units) will be classified for accounting purposes as a subscription receivable until the close of the offering. This transaction is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. Mr. Nuzzo is an accredited investor as defined under Regulation D, Rule 501, familiar with our corporate operations, and there was no general solicitation.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not Applicable

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 – Nuzzo Subscription Agreement dated May 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN ENERGY RESOURCES, INC.

DATE: August 1, 2016	By:	/s/ Carter Matzinger
	Name:	Carter Matzinger
	Title:	President and Chief Executive Officer